EX‑34.5

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Report of Independent Registered Public Accounting Firm

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Board of Directors and Shareholders

Situs Holdings LLC

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria (“Management’s Assertion”), that Situs Holdings, LLC (the “Company”) complied with servicing criteria set forth in 1117, 1119, and Items 1122(d)(3)(i) and 1122(d)(4)(vii) of the U.S. Securities and Exchange Commission’s Regulation AB included in Appendix A as of December 31, 2014 and for the period January 1, 2014 through December 31, 2014, with respect to the Company’s Operating or Trust Advisor Services performed over the deals listed in Appendix B (the “Platform”).  Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board  (United  States)  and,  accordingly,  included  examining,  on  a  test  basis,  evidence  about  the  Company’s compliance with the applicable servicing criteria for the Services and performing such other procedures as we considered necessary in the circumstances. Our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s activities with respect to the Platform during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that Situs Holdings, LLC complied with the aforementioned minimum servicing standards as of December 31, 2014 and for the period January 1, 2014 through December 31, 2014, for the Services is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Dallas, Texas

February 27, 2015

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd